                                                                  EXHIBIT (d)(5)


                           [OCEAN ENERGY LETTERHEAD]


December 18, 2000

Mr. Frank A. Lodzinski
Texoil, Inc.
110 Cypress Station Dr.
Suite 220
Houston, TX 77090-1629

Subject: Confidentiality Agreement

Dear Mr. Lodzinski:

In connection with a possible transaction between Texoil, Inc., a Nevada corporation (the "Company") and Ocean Energy, Inc., a Texas corporation (the "Purchaser"), the Purchaser intends to furnish the Company with certain oral and written information about the Purchaser that is non-public, confidential and/or proprietary in nature, including, but not limited to certain financial and contractual information, certain information related to proved reserves ("Reserve Reports") and certain information related to unproved prospects ("Prospects"). All such information provided pursuant to this letter agreement (the "Confidentiality Agreement") about the Purchaser is to be considered confidential. Collectively all such information is referred to herein as the "Evaluation Material" and collectively the Purchaser and the Company may be referred to herein as the "Parties." It is agreed that for purposes of this Confidentiality Agreement, the Evaluation Material does not include information which (i) was or becomes available to the public other than as a result of actions taken by the Company or the Company's subsidiaries or affiliates or their respective directors, officers, employees, affiliates or agents (collectively "Representatives") in violation of this Agreement, (ii) was in the possession of the Company prior to disclosure by or on behalf of the Purchaser, or (iii) becomes available to the Company, without obligation of confidentiality from a source other than the Purchaser or its Representatives, provided that such source is not bound by a confidentiality agreement with the Purchaser.

For a period ending one year from the date hereof, the Evaluation Material may be used by the Company or its Representatives, solely for the purpose of evaluating a possible business transaction or combination with the Purchaser (a "Transaction"), and the Evaluation Material will be kept confidential by the Company and its Representatives; provided, however, that any of the Evaluation Material may be disclosed to Representatives who need to review such possible Transaction and who are bound to comply with the obligation of confidentiality hereunder. It is specifically understood that such Representatives shall be informed of the confidential nature of such Evaluation Material, shall be directed to treat such Evaluation Material confidentially, and shall be bound by the terms of this Confidentiality Agreement.


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Confidentiality Agreement
December 18, 2000
Page 2


Each Party agrees that it will not, nor will its Representatives, without the prior written consent of the other Party, except as required by law, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, any corporation, company, partnership or individual.

In the event that no Transaction is effected between the Parties within a reasonable time after the Evaluation Material has been furnished to the Company and upon the written request of the Purchaser, the Company and its Representatives will deliver to the Purchaser, within five (5) business days of receipt of such request, the Evaluation Material along with any and all copies, notes, electronic or otherwise, and extracts thereof, and also upon written request of the Purchaser deliver an authorized statement, in writing, that all analyses, projections, and other work product derived from or directly relating to the Evaluation Material have been returned to the Purchaser or destroyed.

In the event that the Company or anyone to whom it supplies Evaluation Material receives a request to disclose any or all of the Evaluation Material under the requirements of applicable law, including without limitation, the rules of the Securities and Exchange Commission, state securities commissions or agencies or securities exchange, or under the terms of a subpoena, agrees to (i) immediately notify the Purchaser of the existence, terms, circumstances surrounding such request, (ii) consult with the Purchaser on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure is required, furnish only that portion of the information which, in the written opinion of counsel, the Company is legally compelled to disclose.

The Purchaser will endeavor to include in the Evaluation Material, known information, which it believes to be relevant for the purpose of an evaluation. The Company understands that the Purchaser and its Representatives make no representation or warranty as to the accuracy or completeness of the Evaluation Material, including the accuracy of any reserve estimates, the Reserve Reports or any other estimates relating to the assets and/or liabilities of the Purchaser.

It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Confidentiality Agreement by the Company and that the Purchaser, shall be entitled to specific performance as a remedy in connection with any actual or threatened breach. It is accordingly agreed that the Purchaser shall be entitled to an injunction or injunctions to limit or prevent actual or threatened breaches of this agreement and/or compel specific performance of this agreement and that neither the Company nor its counsel or Representatives will oppose the granting of such relief. Such remedy shall not be deemed to be the exclusive remedy for the actual or threatened breach of this Confidentiality Agreement but shall be in addition all other remedies available at law or equity.
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Confidentiality Agreement
December 18, 2000
Page 3


It is further understood and agreed that no failure or delay by the Purchaser in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

In addition, the Company agrees that neither it nor its Representatives will use any non-public information obtained (directly or indirectly) from or about the Purchaser to trade in the Purchaser's securities, nor will the Company or its Representatives divulge any non-public information obtained (directly or indirectly) from or about the Purchaser to any other party, which could be used by such other party to trade in the Purchaser's securities.

This Confidentiality Agreement shall be governed by the laws of the State of Texas without regard to conflict of law principles, and the Company and its Representatives submit to the nonexclusive jurisdiction of and venue in any federal or state court sitting in Texas in any action or proceedings arising out of or relating to this Confidentiality Agreement.

The Purchaser warrants that it has the right to allow the Company access to the Evaluation Material. The Purchaser agrees to release, defend, indemnify, protect and hold the Company, its subsidiaries and affiliates and their respective directors, officers, employees, consultants, representatives, agents and advisors harmless from and against any and all claims, liabilities, losses, demands, causes of action and any expenses (including court costs and attorney's fees) arising from any breach or alleged breach by the Purchaser of license agreements or other agreements under which the Evaluation Material was obtained.

This Agreement does not create any agency, partnership or joint venture relationship between the Parties. The Parties hereto understand and agree that unless and until a definitive agreement has been executed and delivered, no contract or agreement providing for a transaction between the Parties shall be deemed to exist between the Parties, and neither Party will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this or any written or oral expression thereof, except, in case of this agreement matters specially agreed to herein. For purposes of this Agreement, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement or offer, unless specifically so designated in writing and executed by both Parties.


                            [SIGNATURE PAGES FOLLOW]




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Confidentiality Agreement
December 18, 2000
Page 4

The Company acknowledges agreement with the foregoing by its signature below and the delivery to the Purchaser of an executed original of this Confidentiality Agreement, which will constitute the Parties' agreement with respect to the subject matter of this letter.


OCEAN ENERGY, INC.


By: /s/ ROBERT K. REEVES
    ---------------------------
    Robert K. Reeves
    Executive Vice President,
    General Counsel & Secretary


TEXOIL, INC.

ACCEPTED AND AGREED as of the 20th day of December, 2000.


By: /s/ FRANK A. LODZINSKI
    ---------------------------
Name: Frank A. Lodzinski
      -------------------------
Title: President
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